Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

between

IMPERIAL HOLDINGS, INC.

(“Company”)

and

MAJESTIC OPCO L.L.C.

(“Buyer”)

FOR SALE OF

IMPERIAL STRUCTURED SETTLEMENT BUSINESS

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE OF ASSETS		1
1.1.	Definition of “Business.”	1
1.2.	Assets to be Transferred.	1
1.3.	Excluded Assets.	3

ARTICLE II. ASSUMPTION OF LIABILITIES		4
2.1.	Liabilities to be Assumed.	4
2.2.	Liabilities Not to be Assumed.	5

ARTICLE III. PURCHASE PRICE - PAYMENT		5
3.1.	Purchase Price.	5
3.2.	Payment of Purchase Price.	6
3.3.	Other Payments and Adjustments.	6
3.4.	Allocation of Purchase Price.	6

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF COMPANY		6
4.1.	Corporate.	6
4.2.	Authority.	7
4.3.	No Violation.	7
4.4.	Financial Statements.	7
4.5.	Tax Matters.	8
4.6.	Litigation.	8
4.7.	Compliance With Laws and Orders.	8
4.8.	Title to and Condition of Properties.	9
4.9.	Labor Matters.	9
4.10.	Employment Compensation.	10
4.11.	Assets Necessary to Business.	10
4.12.	Undisclosed Liabilities.	10
4.13.	Intellectual Property.	11
4.14.	Assumed Contracts.	11
4.15.	Employee Benefit Plans.	12
4.16.	No Brokers or Finders.	12

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		12
5.1.	Corporate.	12
5.2.	Authority.	12
5.3.	No Brokers or Finders.	13

ARTICLE VI. EMPLOYEES - EMPLOYEE BENEFITS		13
6.1.	Affected Employees.	13
6.2.	Retained Responsibilities.	13
6.3.	Payroll Tax.	13
6.4.	Employee Benefit Plans.	14

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ARTICLE VII. OTHER MATTERS		14
7.1.	Use of Name.	14
7.2.	Procedures for Assets Not Transferable.	14
7.3.	Procedures for Certain Excluded Assets and Excluded Liabilities.	14
7.4.	Sublease of Office Space.	15

ARTICLE VIII. FURTHER COVENANTS OF COMPANY		15
8.1.	Conduct of Business Pending the Closing.	15
8.2.	Consents.	15
8.3.	Other Action.	16
8.4.	Certain Restrictive Covenants.	16

ARTICLE IX. CLOSING		18
9.1.	Documents to be Delivered by Company.	18
9.2.	Documents to be Delivered by Buyer.	18

ARTICLE X. INDEMNIFICATION		19
10.1.	Survival of Representations and Warranties.	19
10.2.	Indemnification by Company.	19
10.3.	Indemnification by Buyer.	20
10.4.	Defense of Third Party Claims.	20
10.5.	Limitations on Indemnity.	22
10.6.	Exclusive Remedy.	22
10.7.	Purchase Price Adjustment.	22

ARTICLE XI. RESOLUTION OF DISPUTES		23
11.1.	Arbitration.	23
11.2.	Arbitrators.	23
11.3.	Procedures; No Appeal.	23
11.4.	Authority.	23
11.5.	Entry of Judgment.	23
11.6.	Confidentiality.	23
11.7.	Continued Performance.	24
11.8.	Tolling.	24

ARTICLE XII. MISCELLANEOUS		24
12.1.	Further Assurance.	24
12.2.	Disclosures and Announcements.	24
12.3.	Assignment; Parties in Interest.	24
12.4.	Law Governing Agreement.	25
12.5.	Amendment and Modification.	25
12.6.	Notice.	25
12.7.	Expenses.	26
12.8.	Entire Agreement.	27
12.9.	Counterparts.	27
12.10.	Headings.	27
12.11.	Schedules.	27
12.12.	WAIVER OF JURY TRIAL.	27
12.13.	Glossary of Terms.	28

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Disclosure Schedule

Schedule 1.2(a)	-	Leased Real Property
Schedule 1.2(b)	-	Personal Property
Schedule 1.2(c)(iv)	-	Presented Contracts
Schedule 1.2(c)(v)	-	Customer Contracts
Schedule 1.2(d)	-	Personal Property Leases
Schedule 2.1(a)	-	Assumed Contracts (Not Otherwise Scheduled)
Schedule 2.1(b)	-	Severance Obligation
Schedule 3.4	-	Purchase Price Allocation
Schedule 4.3	-	Violation, Conflict, Default
Schedule 4.4	-	Financial Statements
Schedule 4.5	-	Tax Matters
Schedule 4.6	-	Litigation Matters
Schedule 4.7(a)	-	Non-Compliance with Laws
Schedule 4.7(b)	-	Governmental Authorizations
Schedule 4.8(a)	-	Pre-Closing Liens
Schedule 4.8(b)	-	Personal Property Liens
Schedule 4.9	-	Labor Matters
Schedule 4.10	-	Employment Compensation
Schedule 4.12	-	Undisclosed Liabilities
Schedule 4.13	-	Intellectual Property
Schedule 4.14	-	Assumed Contract Exceptions
Schedule 4.16	-	Brokers or Finders
Schedule 6.1	-	Affected Employees
Schedule 9.1(a)	-	Form of Bill of Sale
Schedule 9.1(b)	-	Form of Assignment and Assumption Agreement
Schedule 9.1(c)	-	Form of Transition Services Agreement
Schedule 9.1(d)	-	Form of Employee Lease Agreement
Schedule 9.1(e)	-	Form of Sublease Agreement
Schedule 10.2(d)	-	Additional Indemnified Matters

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated October 25, 2013, by and between MAJESTIC OPCO L.L.C., a Delaware limited liability (“Buyer”), and IMPERIAL HOLDINGS, INC., a Florida corporation (“Company”).

RECITALS

A. Company is a specialty finance company located in Boca Raton, Florida that through subsidiaries operates in two business segments: life finance (“Life Finance Business”) and structured settlements (“Structured Settlement Business”).

B. Buyer desires to purchase from Company, and Company desires to sell to Buyer, the Structured Settlement Business and certain assets used in the Structured Settlement Business. However, Company will retain the structured settlement investment portfolio, structured settlement receivables, existing commitments, licenses and permits, the equity ownership interest of all subsidiaries and SPVs and certain other assets related to the Structured Settlement Business, as set forth herein. Company will also retain the Life Finance Business and related assets.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I. PURCHASE AND SALE OF ASSETS

1.1.	Definition of “Business.”

As used herein, “Business” shall mean Company’s Structured Settlement Business. For the avoidance of doubt, “Business” shall not include Company’s Life Finance Business, which is being retained by Company.

1.2.	Assets to be Transferred.

Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall, or shall cause one or more of its Subsidiaries to, sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer’s request, to one or more Affiliates of Buyer as designated by Buyer), and Buyer shall purchase and accept, free and clear of all Liens (as hereinafter defined), all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Company or any Subsidiary thereof used in the Business (collectively the “Purchased Assets”), but specifically excluding the Excluded Assets. As used herein, “Subsidiary” means, when used with reference to any person, any corporation, partnership, limited liability company, joint venture, stock company or other entity of which such person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to

50% of more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture, stock company or other entity. The Purchased Assets shall include, without limitation, all the following assets or rights of Company:

(a) Subleased Real Property. The sublease of real property (the “Real Property Lease”) described on Schedule 1.2(a) with respect to the real property described thereon (the “Leased Real Property”).

(b) Personal Property. The equipment, vehicles, supplies, furniture and all other personal property listed on Schedule 1.2(b) (the “Personal Property”).

(c) Work-in-Process Pipeline. All potential purchases of structured settlements by Company and its Affiliates as of the Closing Date which have not actually been presented to the applicable court for court approval at hearings on or before October 25, 2013, including, without limitation, (i) all leads regarding potential purchases, (ii) potential purchases at the preliminary negotiation stage, (iii) potential purchases where Company or its Affiliates have presented a “submission” setting forth terms but for which no written contract has been submitted, (iv) potential purchases where Company or its Affiliates have presented a written contract to the customer (each, a “Presented Contract”), all such Presented Contracts being listed on Schedule 1.2(c)(iv), and (v) potential purchases where Company or its Affiliates and the customer have a signed written contract (each, a “Customer Contract”), all such Customer Contracts being listed on Schedule 1.2(c)(v) (collectively, “Work-in-Process”). Work-in-Process does not include (and the Schedules listed in this Section 1.2(c) do not include) purchases of structured settlements which have closed before the Effective Time or which are represented by a Customer Contract which is being presented to the applicable court at a hearing on or before October 25, 2013. If a Customer Contract is presented to the applicable court for approval on or before October 25, 2013, but the court does not approve the Customer Contract at the hearing (it being understood that the court order may be entered following the hearing as a ministerial matter), then such Customer Contract shall be considered Work-in-Process.

(d) Personal Property Leases. The leases (or subleases) of machinery, equipment, vehicles, furniture and other personal property leased by Company (the “Personal Property Leases”) described on Schedule 1.2(d).

(e) Literature. All sales literature, promotional literature, catalogs and similar materials used in connection with the Business.

(f) Records and Files. All records, files, customer lists, business records, databases, access codes, operating data and other data and records owned by Company and used in connection with the Business, except to the extent the records relate to the Portfolio and other Excluded Assets. For the avoidance of doubt, Company may retain copies of financial records, subject to the confidentiality obligations contained in this Agreement, for the limited purpose of preparing tax returns and financial reports.

(g) Intellectual Property. Subject to Section 7.1 hereof, all Company’s Intellectual Property (as defined in Section 4.13).

(h) Assumed Contracts. All of the rights of Company under the Assumed Contracts.

(i) Restrictive Covenants. All Company’s rights and remedies, at law or in equity, arising from or related to all restrictive covenants, confidentiality obligations, covenants not to compete, nonsolicitation covenants, nondisclosure agreements and all similar rights, agreements and covenants protecting or relating to the Business from any Affected Employees, to the extent transferable.

1.3.	Excluded Assets.

Notwithstanding anything contained herein, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept, the following assets of Company or its Affiliates (the “Excluded Assets”):

(a) Cash and Cash Equivalents. All cash and cash equivalents.

(b) Portfolio. The structured settlement investment portfolio as of the Closing Date, including all structured settlement investments owned by Company or its Affiliates and including all Customer Contracts which are being presented to the applicable court at a hearing on or before October 25, 2013, excluding all Work-in-Process (the “Portfolio”).

(c) Receivables. All receivables and rights to payment of money of every type and nature relating to structured settlements and the Business, excluding all Work-in-Process.

(d) Closed Purchases. All purchases of Structured Settlements which have closed before the Effective Time.

(e) Name. Subject to Section 7.1 hereof, all rights to the Imperial and Imperial Structured Settlements trade names and trademarks and related goodwill.

(f) Licenses and Permits. All licenses and permits related to the Business.

(g) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such records and may make excerpts therefrom and copies thereof.

(h) Obligations of Affiliates. Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of Company other than the Assumed Liabilities. For purposes of this Agreement, the term “Affiliate” shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market); and with respect to any specified party, any other party that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified party. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise.

(i) Life Finance Business. All assets related to the Life Finance Business.

(j) Equity Ownership of Subsidiaries. The shares of capital stock and other equity and ownership interests in all direct and indirect subsidiaries, SPVs and Affiliates, together with all minute books, stock records, corporate seals and similar equity ownership related property.

(k) Personal Property. The equipment, vehicles, supplies, furniture and all other personal property not listed on Schedule 1.2(b).

(l) Personal Property Leases. The leases (or subleases) of machinery, equipment, vehicles, furniture and other personal property leased by Company (the “Personal Property Leases”) not described on Schedule 1.2(d).

(m) Records for Excluded Assets and Retained Liabilities. All records and files relating to Excluded Assets and Excluded Liabilities and obligations of Company not assumed by Buyer.

ARTICLE II. ASSUMPTION OF LIABILITIES

2.1.	Liabilities to be Assumed.

Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following, liabilities and obligations of Company (collectively the “Assumed Liabilities”) pursuant to an assignment and assumption agreement which Buyer shall execute and deliver to Company at the Closing:

(a) Contractual Liabilities. Company’s liabilities arising from and after the Closing Date under and pursuant to the contracts listed on any of Schedules 1.2(a), 1.2(c)(iv), 1.2(c)(v), 1.2(d), or 2.1(a) (other than liabilities and obligations arising out of or relating to breaches thereunder that occurred prior to the Effective Time) (the “Assumed Contracts”).

(b) Severance Obligations. The guaranteed severance obligation owed to certain Company employees allocated to the Business identified on Schedule 2.1(b).

(c) Work-in-Process Obligations. All obligations to third party service providers related to Work-in-Process contemplated by Sections 1.2(c)(iv) and 1.2(c)(v) that is transferred to Buyer hereunder and that actually close within 180 days following the Effective Time.

2.2.	Liabilities Not to be Assumed.

Notwithstanding anything contained herein, except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any liabilities or obligations of Company other than the Assumed Liabilities, whether such liabilities or obligations relate to payment, performance or otherwise, arise before, after or at the Effective Time, are known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not such liabilities and obligations are required to be accrued on any financial statements of Company or its Affiliates (collectively, the “Excluded Liabilities”) and all such Excluded Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of Section 2.1 and for the avoidance of doubt, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Excluded Liabilities of Company:

(a) Taxes Arising from Transaction. Any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

(b) Income and Franchise Taxes. Any liability or obligation of Company for federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

(c) Excluded Assets. Any liability or obligation in respect of the Excluded Assets.

(d) Employee Claims; Benefit Plans. Subject to Section 3.3, any liability or obligation relating to the employment of any individual prior to the Effective Time, including, without limitation, base wages, bonuses and other compensation of any nature, except to the extent assumed under Section 2.1(b), or under any Employee Benefit Plan.

(e) Work-in-Process Transfer or Financing Obligations. Any contracts, agreements, arrangements or understandings of any kind that provide for Company’s sale, transfer or financing of any item of Work-in-Process, or any similar arrangement.

ARTICLE III. PURCHASE PRICE - PAYMENT

3.1.	Purchase Price.

The purchase price (the “Purchase Price”) for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities and (ii) $12,000,000.00 (“Base Price”).

3.2.	Payment of Purchase Price.

The Purchase Price shall be paid by Buyer as follows:

(a) Assumption of Liabilities. At the Closing, Buyer shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

(b) Cash to Company for Base Price. At the Closing, Buyer shall deliver to Company the Base Price.

3.3.	Other Payments and Adjustments.

All wages and other remuneration relating to any period prior to and including the Effective Time payable to employees of the Business will be paid by Company directly to such employees; provided, however, that Company shall pay all bonuses and other incentive compensation relating to the portion of the year prior to the Effective Time otherwise payable to such employees for the twelve-month period ending December 31, 2013 at the Closing except for guaranteed severance obligations set forth on Schedule 2.1(b).

3.4.	Allocation of Purchase Price.

The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Schedule 3.4, which is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (“IRS”) under the provisions of Section 1060 of the Code or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF COMPANY

Company makes the following representations and warranties to Buyer:

4.1.	Corporate.

(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of its properties which are Purchased Assets or the nature of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse

Effect. “Business Material Adverse Effect” means any event, circumstance, change or effect that is or would reasonably be likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business taken as a whole, but excluding (i) events, circumstances, changes or effects affecting the United States or world financial markets or general economic or political conditions, except to the extent the Business is affected in a materially disproportionate manner as compared to other similar companies, and (ii) changes or effects arising out of or resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.2.	Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. No other or further corporate act or proceeding on the part of Company or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby, and it is not intended that Company be dissolved or its remaining operations terminated. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.3.	No Violation.

Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable law, will require any authorization, consent, approval, exemption or other action by or notice to any government entity or (b) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.8), upon any of the assets of Company under, any term or provision of the Articles of Incorporation or Bylaws of Company or of any material contract to which Company is a party or by which Company or any of its material assets or properties may be bound or affected.

4.4.	Financial Statements.

Included as Schedule 4.4 are unaudited financial statements of the Business for the years ended December 31, 2011 and December 31, 2012 and unaudited financial statements of the Business for the six-month period ended June 30, 2013 (collectively, “Financial Statements”). The Financial Statements (a) are, or are prepared from and consistent in all material respects with, such financial reports as have been prepared and used by Company in the ordinary course in managing the Business and measuring and reporting its operating results and (b) are complete and correct in all material respects and have been prepared in accordance with reasonable accounting practices and procedures for a business division and fairly present the results of operations of the Business as of the dates and for the periods indicated.

4.5.	Tax Matters.

Except as set forth on Schedule 4.5, (i) all state, foreign, county, local and other tax returns relating primarily to the Business or the Purchased Assets, have been timely filed, are true, complete and correct, and all taxes due and payable have been paid or adequately accrued; (ii) Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to employees, independent contractors, creditors, shareholders or other third parties of the Business, and all information returns required with respect thereto have been properly completed and timely filed; and (iii) Company has not received any notice of underpayment of taxes or other deficiency which has not been paid and there are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report relating primarily to the Business or the Purchased Assets.

4.6.	Litigation.

Except as set forth on Schedule 4.6, there are no claims, actions, suits, investigations, pleadings, charges, orders or proceedings pending, or to Company’s knowledge, threatened against Company relating to the Business or the Purchased Assets (or to Company’s knowledge, threatened against or affecting any of the officers, directors or key employees of Company and relating to the Business or the Purchased Assets), nor to Company’s knowledge is there any valid basis for any such suit, action, proceeding, investigation, pleading, claim, charge or order, nor to Company’s knowledge has any event occurred or circumstances exist that may give rise to or serve as a basis for commencement of any such proceeding. Company is not subject to any judgment, order or decree of any governmental authority affecting the Business or the Purchased Assets.

4.7.	Compliance With Laws and Orders.

(a) Compliance. Except as set forth on Schedule 4.7(a), the Business (including each and all of its operations, practices, properties and assets) is and has been in material compliance with all applicable laws related to the Business and Purchased Assets. Except as set forth on Schedule 4.7(a), Company has not received any notice or other communication (whether written or oral) from any governmental authority or any other party regarding any actual, alleged, possible or potential violation of, or failure to comply with, any law in connection with the operation of the Business or any actual, alleged, possible or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the ownership or use of the Purchased Assets or the operation of the Business.

(b) Licenses and Permits. Company has all material licenses, registrations, certifications, approvals, authorizations, clearances, grants, orders, variances, concessions,

notices, permits and consents of all government entities and all certification organizations (“Governmental Authorizations”) required for the conduct of the Business. Schedule 4.7(b) contains a complete and accurate list of and description with respect to each material Governmental Authorization that is held by Company in connection with the Business or its ownership, occupancy and use of the Purchased Assets. The Governmental Authorizations listed on Schedule 4.7(b) collectively constitute all of the material Governmental Authorizations necessary to permit Company to lawfully conduct and operate the Business in the manner in which it is currently conducted and operated, and as contemplated under this Agreement, and to permit it to own and use the assets used in the operation of the Business in the manner in which it currently owns and uses such assets, and as contemplated under this Agreement, as the case may be.

4.8.	Title to and Condition of Properties.

(a) Company has good, indefeasible and marketable title to all the Purchased Assets, free and clear of all mortgages, deeds of trust, liens (statutory or otherwise), security agreements, security interests, judgments, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or other encumbrances or restrictions of any nature whatsoever (collectively, “Liens”) except those described in Schedule 4.8(a). Except as set forth on Schedule 4.8(a), none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Except as set forth on Schedule 4.8(a), there are no contracts, agreements, arrangements or understandings of any kind that provide for Company to sell or otherwise transfer, or enter into any financing arrangement of any kind with respect to, any of the Work-in-Process. Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.8(b).

(b) Except as set forth on Schedule 4.8(b), none of the items of Personal Property is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Leased Real Property. Except as set forth on Schedule 4.8(b), no Liens or other instrument encumbering any of the Personal Property has been recorded, filed, executed or delivered.

(c) Company has maintained the Personal Property in accordance with sound business practices. The Personal Property is in good operating condition and repair, subject to ordinary wear and tear, and is substantially fit for use in accordance with the past practices of the Business. The Personal Property is adequate for the purposes for which such assets are currently used or are held for use in the Business.

4.9.	Labor Matters.

Except as set forth in Schedule 4.9, within the last two years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. In its operation of the Business, except to the extent set forth in Schedule 4.9, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened involving an employee who works in the Business; and (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened.

4.10.	Employment Compensation.

(a) Schedule 4.10 contains a true and correct list of all employees allocated to the Business and independent contractors who render services to the Business to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Twenty Thousand Dollars ($20,000) for services rendered or otherwise; and in the case of commission employees identifies commissions earned through June 30, 2013.

(b) Company has not taken any action that was calculated to dissuade any present employees, representatives or agents of Company from employment or association with Buyer following the Closing. To Company’s knowledge, there are no contracts, agreements, arrangements or understandings of any kind that would prevent or otherwise restrict any employee of the Business from performing for Buyer following the Closing the same or substantially similar functions as any such employee has performed for Company in the ordinary course prior to the date hereof.

(c) Except as specifically noted on Schedule 4.10, no person listed thereon has received any bonus or increase in compensation since June 30, 2013, and there has been no general increase in the compensation or rate of compensation payable to any employees since June 30, 2013, nor since that date has there been any promise to the employees listed on Schedule 4.10 orally or in writing, of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with the past compensation practices of Company and obligations incurred under existing bonus, insurance, pension or other benefit plans. Schedule 4.10 sets forth a true, complete and correct list of all bonuses paid or payable by Company since January 1, 2011 through and including December 31, 2013, whether pursuant to existing bonus programs or otherwise.

4.11.	Assets Necessary to Business.

The Purchased Assets include all tangible and intangible property, assets and rights, of any nature whatsoever (except for the Excluded Assets and funds to support business operations) which are necessary to conduct the Business as presently conducted or necessary to permit Buyer to carry on the Business as presently conducted.

4.12.	Undisclosed Liabilities.

There are no liabilities, debts, obligations or claims against Company of any nature relating to the Business (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), including, without limitation, indebtedness or liabilities or obligations on account of taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (a) as and to the extent reflected or reserved against on the Financial Statements, (b) those incurred since June 30, 2013, in the ordinary course of business consistent with prior practice, (c) those that have been discharged or paid in full prior to the date hereof and (d) those set forth on Schedule 4.12.

4.13.	Intellectual Property.

Schedule 4.13 sets forth a true and correct list of all (a) registered or patented Intellectual Property (or applications therefor), (b) computer software, except for “shrink-wrap” and “off-the-shelf” software and (c) material unregistered Intellectual Property, in each case, used in the Business. Company owns and possesses the entire right, title and interest in and to all Intellectual Property set forth on Schedule 4.13, free and clear of all Liens except for customary restrictions related to shrink-wrap and off-the-shelf software. For purposes of this Agreement, the term “Intellectual Property” shall mean (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (the “Trade Secrets”), (vii) internet domain names and web sites, (viii) industrial designs, (ix) registrations and applications for any of the foregoing and (x) copies and tangible embodiments thereof (in whatever form or medium). Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets. To the knowledge of Company, there has not been any breach by any party of the confidentiality of the Trade Secrets. The Trade Secrets have not been disclosed, sold, licensed or otherwise transferred by Company to any person or entity other than employees or contractors of Company who had a need to know and use the Trade Secrets in the course of their employment or contract performance and to parties subject to customary confidentiality agreements and use restrictions.

4.14.	Assumed Contracts.

Company has provided to Buyer a true and complete copy of each Assumed Contract, including all amendments or other modifications thereof. Except as set forth on Schedule 4.14, each Assumed Contract is a valid and binding obligation of Company and, to Company’s knowledge, of each other party thereto, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and principles of equity. Except as set forth on Schedule 4.14, each of the Assumed Contracts is in full force and effect and, to Company’s knowledge, is not subject to any claims, charges, setoffs or defenses. Except as set forth on Schedule 4.14, each Assumed Contract was effected in arm’s length negotiations. Except as set forth on Schedule 4.14, Company has performed all obligations required to be performed by it prior to the date hereof under the Assumed Contracts and is not in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default.

4.15.	Employee Benefit Plans.

Each employee benefit plan, program, agreement or practice providing benefits and/or compensation to any employee or former employee of Company, which is maintained, administered or contributed to by Company or an Affiliate of Company, or with respect to which Company has any liability (“Employee Benefit Plan”), has been maintained and operated in compliance with all applicable laws, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the relevant provisions of the Code, in all material respects. Neither Company nor any Affiliate of Company with which Company would be treated as a single employer under Section 414 of the Code sponsors, maintains or contributes to, or has within the past six (6) years sponsored, maintained or contributed to, any Employee Benefit Plan which is a “multiemployer plan” within the meaning of Title I or Title IV of ERISA, or is subject to the funding requirements of Title IV of ERISA or Section 412 or 430 of the Code.

4.16.	No Brokers or Finders.

Except as set forth on Schedule 4.16, neither Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof, and Company will pay all fees due to any such broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Company:

5.1.	Corporate.

(a) Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Power. Buyer has all requisite limited liability company power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

5.2.	Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Managers of Buyer. No other limited liability company act or proceeding on the part of Buyer or its sole member is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.3.	No Brokers or Finders.

Neither Buyer nor any of its managers, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

ARTICLE VI. EMPLOYEES - EMPLOYEE BENEFITS

6.1.	Affected Employees.

In order to permit Buyer to put in place appropriate employee benefits and human resource systems to support the operation of the Business post-closing, Company agrees to retain the employees listed on Schedule 6.1 until December 31, 2013 and to lease such employees to Buyer pursuant to the Employee Lease Agreement attached as Schedule 9.1(d). Buyer shall reimburse Company for all costs and expenses, including commissions, related to such leased employees pursuant to the terms of the Employee Lease Agreement. Effective January 1, 2014, Buyer shall offer employment to each employee of the Business listed on Schedule 6.1 who remains employed by Company until December 31, 2013 at compensation levels that are at least comparable to their compensation levels in effect at Closing. In addition, each Affected Employee shall receive credit for such employee’s years of regular full-time or part-time service, as applicable, with Company for purposes of determining (a) eligibility for leave under the Family and Medical Leave Act and (b) eligibility and vesting under all service credit-based employee benefit plans and policies of Buyer applicable to employees of Company (other than short-term and long-term disability plans), to the extent such years of service were recognized by Company for such purposes and to the extent permitted by law and by Buyer’s employee benefit plans. “Affected Employees” shall mean employees of Company involved in the Business who are listed on Schedule 6.1.

6.2.	Retained Responsibilities.

Buyer will be responsible for all claims of benefits of the Affected Employees arising after the Closing Date pursuant to the Employee Lease Agreement. Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers’ compensation, life insurance, medical and disability programs), under Company’s employee benefit programs brought by, or in respect of, Affected Employees, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers’ compensation statutes without interruption as a result of the lease by Buyer of any such employees after the Closing Date and thereafter employment by Buyer as of January 1, 2014.

6.3.	Payroll Tax.

Company agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to

December 31, 2013. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through December 31, 2013. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after December 31, 2013 for Affected Employees.

6.4.	Employee Benefit Plans.

(a) Defined Contribution Plans. With respect to each employee pension benefit plan that is not a defined benefit plan (“defined contribution plan”) maintained by Company for any Affected Employee, Company shall vest and make non-forfeitable as of December 31, 2013 the interest of each Affected Employee in each such defined contribution plan.

(b) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Company’s employees, former employees, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

ARTICLE VII. OTHER MATTERS

7.1.	Use of Name.

Following the Closing, Company grants Buyer the irrevocable, royalty-free right to use and to permit others to use the name “Imperial Structured Settlements” and related trademarks and trade dress, but only in connection with the Buyer’s operation of the Business; provided, however, that such right of Buyer shall terminate twelve (12) months from the date hereof. Buyer acknowledges that except for the limited right granted by this Section, it has no right or interest in the name “Imperial Structured Settlements.”

7.2.	Procedures for Assets Not Transferable.

If any of the contracts or agreements or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other party or parties, and such consents have not been obtained by the Closing Date, Company shall use all reasonable efforts to obtain such consents following the Closing Date and Buyer shall use all reasonable efforts to assist in that endeavor. If any such consent cannot be obtained, this Agreement, and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Company’s obligations with respect thereto; but, Company shall use all reasonable efforts to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such property or rights; and Buyer shall use all reasonable efforts to assist in that endeavor.

7.3.	Procedures for Certain Excluded Assets and Excluded Liabilities.

(a) Certain Excluded Assets. If any of the assets transferred to Buyer are ultimately determined to be Excluded Assets, Buyer shall transfer and convey (without further consideration) to Company, and Company shall accept, such assets that are determined to be Excluded Assets and Buyer and Company shall execute such documents or instruments of conveyance and take such further acts which are reasonably necessary or desirable to effect the transfer of such Excluded Assets to Company. Buyer shall segregate such Excluded Assets from Buyer’s other assets and move (at Company’s expense) such Excluded Assets to a place designated by Company.

(b) Certain Excluded Liabilities. If any of the liabilities and obligations assumed by Buyer are ultimately determined to be Excluded Liabilities, Company shall assume, and agree to pay, perform, fulfill and discharge (without further consideration), such Excluded Liabilities and Buyer and Company shall execute such documents or instruments of assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Excluded Liabilities to Company.

7.4.	Sublease of Office Space.

Company and Buyer desire to enter into a Sublease Agreement for a portion of the Company’s current office space consisting of the entire second floor of the building, as set forth in more detail in the proposed Sublease Agreement attached hereto as Schedule 9.1(e). Company’s current lease requires its landlord’s consent, not to be unreasonably withheld, in order to enter into a sublease. Company covenants and agrees to promptly obtain the landlord’s consent. Upon obtaining the landlord’s consent, Company and Buyer covenant and agree to execute the Sublease Agreement attached hereto as Schedule 9.1(e). As a matter of convenience, at the Closing, the parties will execute the Sublease Agreement, but it will be held in escrow and will not be legally effective. The parties agree that the Sublease Agreement will not be released from escrow unless both Company and Buyer, acting through their counsel, agree in writing. Prior to entry into a legally binding sublease, Company shall permit Buyer to use the to-be-subleased portion of its offices pursuant to the Transition Services Agreement in exchange for a fee corresponding to the rent which would otherwise be payable under the Sublease Agreement, calculated on a per diem basis.

ARTICLE VIII. FURTHER COVENANTS OF COMPANY

Company covenants and agrees as follows:

8.1.	Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as otherwise approved in writing by Buyer, Company will operate the Business only in the ordinary course and substantially as operated prior to the date hereof. Without limiting the generality of the foregoing, Company shall (i) not make or institute any changes in its methods of management, accounting or operation and (ii) maintain the Business intact.

8.2.	Consents.

Company will use its commercially reasonable efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

8.3.	Other Action.

Company shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

8.4.	Certain Restrictive Covenants.

(a) Confidentiality. Company acknowledges that the business objectives of Buyer involve the acquisition of the Purchased Assets, including confidential and proprietary information relating to the Business and the Purchased Assets, as well as the goodwill of the Business, in consideration for good and valuable consideration provided by Buyer as described in Article III hereof, the sufficiency of which is hereby acknowledged. Company acknowledges and agrees that it would be inequitable to divulge or utilize such information relating to the Business and the Purchased Assets or goodwill in competition with Buyer after the Closing Date. Therefore, from and after the Closing, none of Company nor any of its Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals, personnel information, intellectual property or any other information concerning the Purchased Assets, Buyer or any of its Affiliates (“Confidential Information”); provided, however, that the covenants contained in this Section 8.4(a) shall not apply to the following: (i) information that is or becomes generally available to the public other than as a result of a disclosure by Company or any of its Affiliates in violation of the terms of this Section 8.4(a) or any other terms of this Agreement; (ii) information that is or becomes available to Company or any of its Affiliates from a third party who is not, to the knowledge of Company at the time of receipt, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or any of its Affiliates or any other party with respect to such information; or (iii) information that Company or any of its Affiliates are legally compelled to disclose by judicial or administrative process or by other requirements of law; provided, however, that in the case of disclosure compelled by judicial or administrative process, Company shall notify Buyer promptly of the request or requirement so that Buyer and/or its Affiliates may seek an appropriate protective order or waive compliance with the provisions of this Section 8.4(a).

(b) Non-Competition. In exchange for Buyer’s agreements herein, including the acquisition, directly or indirectly, of Confidential Information and goodwill of the Business and the Purchased Assets for good and valuable consideration, each of Company and its Subsidiaries hereby agree that, except as required for Company to wind up its Structured Settlement Business, including the liquidation of structured settlement investments owned by Company as of the Effective Time, for a period of four (4) years after the Closing Date, none of Company nor any of its Subsidiaries shall engage, directly or indirectly, either as an owner or equity holder (other than as an equity holder of less than 2% percent of the issued and outstanding shares of a publicly traded company) or otherwise, within the United States of America, in any business activity or enterprise that would compete in any way with the Business.

(c) Non-Solicitation of Customers. None of Company nor any of its Subsidiaries shall, for a period of four (4) years following the Closing Date, either directly or indirectly, for its or their own benefit or the benefit of any other party, solicit, attempt to solicit, call on, divert or attempt to divert from Buyer or any of its Affiliates or their successors in interest following the Closing Date, any customers of the Business or the business or patronage of any such customers, or in any way interfere with, disrupt or attempt to disrupt any relationships pertaining to the Business. For the avoidance of doubt, the foregoing restriction shall not prevent Company from continuing any existing relationships with any such persons in connection with operation of the Life Finance Business.

(d) Non-Solicitation of Employees. None of Company nor any of its Subsidiaries shall, for a period of four (4) years following the Closing Date, either directly or indirectly, for its or their own benefit or the benefit of any other party, solicit or attempt to solicit, induce or attempt to induce, any individual who is then employed by Buyer or any of its Affiliates or their successors in interest at the managerial level or higher, to leave his or her employment with Buyer or any of its Affiliates or their successors in interest; provided, however, that general solicitation for job openings or the activities of a search firm not instructed or encouraged to target or focus on such employees shall not constitute a violation hereof.

(e) Exception for Acquisition of Company. Notwithstanding the foregoing Subsections (b), (c) and (d), if Company or the Life Finance Business is acquired after the Closing Date, whether by asset purchase, stock purchase, tender offer, merger or otherwise, the foregoing provisions will not restrict the acquirer or other business units and subsidiaries owned or subsequently acquired by the acquirer from owning or operating a competing business or soliciting or hiring employees or soliciting customers in respect of the Business. The restrictions in subsections (b), (c) and (d) above shall only apply to Company and its Subsidiaries.

(f) Injunctive Relief for Breach. Company acknowledges and agrees that the restrictions and covenants contained or referenced in this Section 8.4 are reasonably necessary to protect the legitimate business interests of Buyer and its Affiliates and that any violation of such restrictions will result in irreparable injury and harm to Buyer and its Affiliates or their successors in interest, for which damages will not be an adequate remedy. Company specifically acknowledges and agrees that Buyer and/or any of its Affiliates shall be entitled to seek, without limitation, injunctive relief for a breach of any restriction contained in this Section 8.4, and that none of Company nor any of its Affiliates will oppose such relief on the grounds that there exists an adequate remedy at law.

(g) Enforceability. If any provision contained in this Section 8.4 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8.4, but this Section 8.4 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, it is the intention of the parties that if any of the restrictions or covenants contained in this Section 8.4 is held to cover a geographic area or to be for a length of time which is not permitted by law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.4 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such law.

ARTICLE IX. CLOSING

The closing of this transaction (the “Closing”) shall take place at the offices of Foley & Lardner LLP, in Jacksonville, Florida simultaneously with the execution and delivery of this Agreement. The date of this Agreement is referred to in this Agreement as the “Closing Date.” The Closing shall be effective, to the greatest extent possible, as of 12:01 A.M. on the Closing Date (the “Effective Time”) unless the parties mutually agree in writing at the Closing regarding another Effective Time.

9.1.	Documents to be Delivered by Company.

At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Bill of Sale. Bill of Sale in the form attached as Schedule 9.1(a).

(b) Assignment and Assumption Agreement. An Assignment and Assumption Agreement in the form attached as Schedule 9.1(b).

(c) Transition Services Agreement. The Transition Services Agreement in the form attached as Schedule 9.1(c).

(d) Employee Lease Agreement. The Employee Lease Agreement in the form attached as Schedule 9.1(d).

(e) Sublease Agreement. The Sublease Agreement in the form attached as Schedule 9.1(e), provided that the Sublease Agreement shall be held in escrow until landlord’s consent is obtained, at which time the parties, acting in a commercially reasonable manner, will agree upon the effective date of the Sublease Agreement and other matters related to the release of the Sublease Agreement from escrow. The Sublease Agreement will not be legally effective unless and until released from escrow.

9.2.	Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

(a) Cash Purchase Price. To Company a certified or bank cashier’s check (or wire transfer) as required by Section 3.2 hereof.

(b) Assumption of Liabilities. The Assignment and Assumption Agreement in the form attached as Schedule 9.1(b).

(c) Transition Services Agreement. The Transition Services Agreement in the form attached as Schedule 9.1(c).

(d) Employee Lease Agreement. The Employee Lease Agreement in the form attached as Schedule 9.1(d).

(e) Sublease Agreement. The Sublease Agreement in the form attached as Schedule 9.1(e), provided the Sublease Agreement shall be held in escrow as provided in Section 9.1(e).

ARTICLE X. INDEMNIFICATION

10.1.	Survival of Representations and Warranties.

The representations and warranties contained herein shall survive the Closing Date and shall, along with all rights and remedies with respect to breaches or inaccuracies thereof, expire on the date that is 12 months after the Closing Date; provided, however, that all representations and warranties contained in Sections 4.1(a), 4.1(b), 4.2, 4.5, 4.8(a), 4.16, 5.1, 5.2 and 5.3 (the “Fundamental Representations”) shall survive the Closing Date and shall, along with all rights and remedies with respect to any breaches or inaccuracies thereof, survive without time limitation. A Buyer Indemnitee’s or Company Indemnitee’s claim for indemnification under this Article X shall be made on or prior to the date on which the survival period for such representation and warranty expires, it being understood that claims made in writing in accordance with the notice provisions hereof on or prior to such expiration date and describing the claim in reasonable detail shall survive such expiration date and claims first made after such expiration date shall be barred. The right of any party to indemnification, reimbursement or other remedy based upon breaches or inaccuracies of such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge of any party acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation or warranty.

10.2.	Indemnification by Company.

Following the Closing, subject to the conditions and limitations set forth in this Article X, Company hereby agrees to defend, indemnify and hold harmless Buyer and its successors, assigns and Affiliates (collectively, “Buyer Indemnitees”) from and against any and all losses, liabilities, damages, assessments, fines, judgments, taxes, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Buyer Losses”), caused by, resulting from or arising out of:

(a) breaches or inaccuracies of representations or warranties on the part of Company made in this Agreement; provided, however, that solely for purposes of determining the amount of Buyer Losses subject to indemnification under this Article X (but not for purposes of determining any breach or inaccuracy thereof), such representations and warranties shall be construed as if they were not qualified by the terms “material” or “materiality” or other terms of similar import or effect;

(b) failures by Company to perform or otherwise fulfill any of its covenants, undertakings or other agreements or obligations under this Agreement;

(c) any of the Excluded Liabilities and the Excluded Assets; and

(d) any matter set forth on Schedule 10.2(d).

10.3.	Indemnification by Buyer.

Following the Closing, subject to the conditions and limitations set forth in this Article X, Buyer hereby agrees to defend, indemnify and hold harmless Company and its successors, assigns and Affiliates (collectively, “Company Indemnitees”) from and against any and all losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Company Losses”) caused by, resulting from or arising out of:

(a) breaches or inaccuracies of representations or warranties on the part of Buyer made in this Agreement; provided, however, that solely for purposes of determining the amount of Company Losses subject to indemnification under this Article X (but not for purposes of determining any breach or inaccuracy thereof), such representations and warranties shall be construed as if they were not qualified by the terms “material” or “materiality” or other terms of similar import or effect;

(b) failures by Buyer to perform or otherwise fulfill any of its covenants, undertakings or other agreements or obligations under this Agreement; and

(c) any of the Assumed Liabilities as and when payment or performance is due.

10.4.	Defense of Third Party Claims.

(a) Any party making a claim for indemnification under this Article X (an “Indemnified Party”) shall notify the indemnifying Party (an “Indemnitor”) of the claim (the “Indemnified Party Claim”) in writing promptly after receiving notice of any third party claim, liability, demand, assessment, action, suit or proceeding, describing the third party claim, the amounts thereof (if known and quantifiable) and the basis therefor, omitting any information that would violate any applicable attorney-client privilege (the “Indemnified Party Claim Notice”). In the event the Indemnified Party Claim arises out of a claim asserted by a third party, the Indemnitor shall have the right and shall notify the Indemnified Party in writing, within ten business days of receipt of the Indemnified Party Claim Notice, of its intent to assume the control of the defense of any such third party claim, including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party (the “Indemnitor Defense Notice”); provided, however, that prior to assuming the defense of any such claim, the Indemnitor must acknowledge in writing and without qualification (or reservation of rights) its indemnification obligations under this Agreement (which acknowledgment shall include, subject to the limitations set forth in this Article X, the Indemnitor’s agreement to be fully responsible for all Buyer Losses or Company Losses, as applicable, relating to such Indemnified Party Claim and that it shall provide full indemnification to the Indemnified Party with respect to such third party claim giving rise to such claim for indemnification). If the Indemnitor shall have exercised its right to assume such control, the Indemnified Party may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by the Indemnitor) in any such matter, and in such event counsel selected by the Indemnitor shall be required to cooperate with such counsel of the Indemnified Party in such defense, compromise or settlement; provided that the fees and expenses of such separate counsel that are incurred for any period during which the Indemnitor has not assumed control of the defense shall be borne by the Indemnitor.

(b) In the event that the Indemnitor shall fail to timely provide the Indemnitor Defense Notice, the Indemnitor shall be deemed to have elected not to conduct the defense of the subject third party claim and, in such event, the Indemnified Party shall have the right to conduct such defense and to compromise and settle such claim.

(c) In the event that the Indemnitor does timely provide an Indemnitor Defense Notice and thereby elects to conduct the defense of the third party claim, the Indemnitor shall have the right to conduct such defense. The Indemnified Party will cooperate with and make available to the Indemnitor such assistance and materials as the Indemnitor may reasonably request, all at the expense of the Indemnitor, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided that in such cases the Indemnified Party shall have the right to compromise and settle the third party claim but only with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed; further provided that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party, if (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (ii) such judgment or settlement would result in the finding or admission of any violation of law or (iii) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or materially and adversely affect the business, operations or assets of the Indemnified Party.

(d) Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of the defense or settlement of any third party claim and shall, subject to the Indemnitor being obligated to indemnify the Indemnified Party under this Article X, pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnified Party, (iii) the Indemnitor has failed or is failing to reasonably prosecute or defend such claim or (iv) the claim seeks an injunction or other equitable relief against any Indemnified Party.

(e) Notwithstanding who is controlling the defense or settlement of any third party claim (the “Defending Party”), and without regard to who might be ultimately responsible for the liability related thereto, the Defending Party shall diligently and vigorously defend such claim (subject to the Defending Party’s right to settle such Indemnified Party Claim in accordance with the terms of this Section 10.4).

10.5.	Limitations on Indemnity.

Notwithstanding any other provisions of this Agreement or any of the other transaction documents to the contrary:

(a) Amount Limitation. Buyer shall not, and shall cause the Buyer Indemnitees not to, seek recourse against, and shall not, and shall cause the Buyer Indemnitees not to, recover from Company on account of any Buyer Losses pursuant to the indemnity provisions of Section 10.2(a) (other than with respect to Fundamental Representations) until the cumulative and aggregate amount of all such Buyer Losses exceeds $100,000.00 (“Deductible”), in which case all such Buyer Losses shall be recoverable by the Buyer Indemnitees (including the first $100,000.00) subject to the limitation in the next sentence. Buyer shall not, and shall cause the Buyer Indemnitees not to, seek recourse against, and shall not, and shall cause the Buyer Indemnitees not to, recover from Company on account of any Buyer Losses pursuant to the indemnity provisions of Section 10.2(a) (other than with respect to Fundamental Representations) to the extent such Buyer Losses exceed in the aggregate an amount equal to $1,500,000.00. The foregoing limitations shall not apply to Buyer Losses covered by the indemnity provisions of Section 10.2(a) with respect to Fundamental Representations or Buyer Losses covered by the indemnity provisions of Sections 10.2(b) or 10.2(c).

(b) Limitations on Losses. Losses for consequential damages, punitive damages and lost profits will not be recoverable (except for losses required to be paid to a third party as a result of a third party claim).

(c) Insurance Offset. The obligation of a party to indemnify any claim under this Article X shall be reduced by the full amount of any collectible insurance proceeds actually received by the indemnified party with respect to such claim or the underlying facts under any applicable policy or policies.

10.6.	Exclusive Remedy.

Except with respect to an action for fraud or with respect to which equitable relief for injunction or for which equitable relief of injunction or specific performance as to covenants is sought (and solely to the extent such action seeks equitable relief), the provisions of this Article X constitute the sole and exclusive remedy of the parties hereto with respect to any indemnity obligations pursuant to Section 10.2 or Section 10.3 and for any claims arising from any representations or warranties by any party made in connection with this Agreement and the transactions contemplated herein. The parties expressly disclaim and waive reliance upon any representations and warranties not contained in this Agreement and the documents delivered at Closing. The parties acknowledge that no claim for fraud can be inferred solely from a breach of a representation or warranty. The parties acknowledge that this provision is a material inducement for the parties’ willingness to enter into this Agreement.

10.7.	Purchase Price Adjustment.

All amounts paid as indemnification shall be treated as adjustments to the Purchase Price, except as required by applicable law.

ARTICLE XI. RESOLUTION OF DISPUTES

11.1.	Arbitration.

Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms may be settled, upon the mutual agreement of the parties, by binding arbitration. In the event that the parties agree to such binding arbitration, the provisions of this Article XI shall apply. Any such arbitration shall be held in New York, New York and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article XI.

11.2.	Arbitrators.

If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $1,500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

11.3.	Procedures; No Appeal.

The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

11.4.	Authority.

The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

11.5.	Entry of Judgment.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company and Buyer hereby submit to the in personam jurisdiction of the federal and state courts in New York, New York, for the purpose of confirming any such award and entering judgment thereon.

11.6.	Confidentiality.

All proceedings under this Article XI, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

11.7.	Continued Performance.

The fact that the dispute resolution procedures specified in this Article XI shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

11.8.	Tolling.

All applicable statutes of limitation shall be tolled while the procedures specified in this Article XI are pending. The parties will take such action, if any, required to effectuate such tolling.

ARTICLE XII. MISCELLANEOUS

12.1.	Further Assurance.

From time to time, at Buyer’s reasonable request and without further consideration, Company will use commercially reasonable efforts to execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

12.2.	Disclosures and Announcements.

Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, such approval not to be unreasonably withheld, conditioned or delayed.

12.3.	Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of the other party, cause one or more Affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

12.4.	Law Governing Agreement.

This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

12.5.	Amendment and Modification.

Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

12.6.	Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

The Blackstone Group

349 Park Avenue

New York, NY 10154

Attention: Menes Chee

Facsimile:

(with a copy to)

Hunton & Williams LLP

Fountain Place

1445 Ross Avenue, Suite 3700

Dallas, TX 75202

Attention: Curtis Carlson

Facsimile:

or to such other person or address as Buyer shall furnish to Company in writing.

(b)	If to Company, to:

Imperial Holdings, Inc.

701 Park of Commerce Boulevard, Suite 301

Boca Raton, FL 33487

Attention: Michael Altschuler

Facsimile:

(with a copy to)

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, FL 32202

Attention: Michael Kirwan

                 Gardner Davis

Facsimile:

or to such other person or address as Company shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

12.7.	Expenses.

Regardless of whether or not the transactions contemplated hereby are consummated:

(a) Brokerage. Except as to Moelis & Company LLC, who shall be compensated by Company, Company and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold Company harmless from and against all claims for brokerage commissions or finder’s fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Company agrees to hold Buyer harmless from and against all claims for brokerage commissions or finder’s fees incurred through any act of Company in connection with the execution of this Agreement or the transactions provided for herein.

(b) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

(i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii) Professional Fees. All fees and expenses of Company’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 11.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys’ fees and prejudgment interest.

12.8.	Entire Agreement.

This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

12.9.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10.	Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

12.11.	Schedules.

“Schedules” means the disclosure schedules prepared by Company and delivered separately to Buyer on the date of this Agreement and signed by an authorized officer of Company.

12.12.	WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, SUIT, ACTION OR CAUSE OF ACTION, INQUIRY, PROCEEDING OR INVESTIGATION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO

THAT THIS SECTION 12.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.13.	Glossary of Terms.

The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Affected Employees” – Section 6.1

“Affiliate” – Section 1.3(h)

“Assumed Contracts” – Section 2.1(a)

“Assumed Liabilities” – Section 2.1

“Base Price” – Section 3.1

“Business” – Section 1.1

“Business Material Adverse Effect” – Section 4.1(c)

“Buyer Indemnitees” – Section 10.2

“Buyer Losses” – Section 10.2

“Closing” – Preamble to Article IX

“Closing Date” – Article IX

“Code” – Section 3.4

“Company Indemnitees” – Section 10.3

“Company Losses” – Section 10.3

“Confidential Information” – Section 8.4(a)

“Contracts” – Section 2.1(a)

“Defending Party” – Section 10.4(e)

“Effective Time” – Preamble to Article IX

“Employee Benefit Plan” – Section 4.15

“ERISA” – Section 4.15

“Excluded Assets” – Section 1.3

“Excluded Liabilities” – Section 2.2

“Financial Statements” – Section 4.4

“Fundamental Representations” – Section 10.1

“Governmental Authorizations” – Section 4.7(b)

“Indemnified Party Claim” – Section 10.4(a)

“Indemnified Party Claim Notice” – Section 10.4(a)

“Indemnitor” – Section 10.4(a)

“Indemnitor Defense Notice” – Section 10.4(a)

“IRS” – Section 3.4

“Leased Real Property” – Section 1.2(a)

“Liability” – Section 2.1

“Liens” – Section 4.8

“Life Finance Business” – Recital A

“Personal Property” – Section 1.2(b)

“Personal Property Leases” – Section 1.2(d)

“Portfolio” – Section 1.3(b)

“Purchased Assets” – Section 1.2

“Purchase Price” – Section 3.1

“Real Property Lease” – Section 1.2(a)

“Structured Settlement Business” – Recital A

“Subsidiary” – Section 1.2

“Trade Secrets” – Section 4.13

“Work-in-Process” – Section 1.2(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

IMPERIAL HOLDINGS, INC., a Florida corporation (“Company”)

By:	/s/ Antony Mitchell
Name: Antony Mitchell
Title: Chief Executive Officer

MAJESTIC OPCO, L.L.C., a Delaware limited liability company (“Buyer”)

By:	BTO Majestic Holdings L.L.C., its sole member

By:	/s/ Christopher James
Name: Christopher James
Title: Authorized Person